                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13 G

            Information Statement Pursuant to Rule 13d-1 and 13d-2

                   Under the Securities Exchange Act of 1934
                          (Amendment No. __________)



                          STONE STREET BANCORP, INC.
                   ----------------------------------------
                               (Name of Issuer)



                          Common Stock, no par value
                   ----------------------------------------
                        (Title of Class of Securities)



                                  861747 10 3
                      -----------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 5 Pages

CUSIP No.  861747 10 3               13G                       Page 2 of 5 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST OF MOCKSVILLE SAVINGS BANK,
     INC., SSB
     56-1965799
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     NORTH CAROLINA
--------------------------------------------------------------------------------
   NUMBER OF     5  SOLE VOTING POWER

    SHARES          130,400
                ----------------------------------------------------------------
 BENEFICIALLY    6  SHARED VOTING POWER

   OWNED BY         0
                ----------------------------------------------------------------
     EACH        7  SOLE DISPOSITIVE POWER

  REPORTING         130,400
                ----------------------------------------------------------------
    PERSON       8  SHARED DISPOSITIVE POWER

     WITH           0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     130,400
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.145%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     EP:  EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST OF MOCKSVILLE SAVINGS
     BANK, INC., SSB
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).     Name of Issuer:
---------      --------------

               Stone Street Bancorp, Inc.


Item 1(b).     Address of Issuer's Principal Executive Offices:
---------      -----------------------------------------------

               232 South Main Street
               Mocksville, North Carolina 27028


Item 2(a).     Name of Person Filing:
---------      ---------------------

               Employee Stock Ownership Plan and Trust of
               Mocksville Savings Bank, Inc., SSB


Item 2(b).     Address of Principal Business Office:
---------      ------------------------------------

               232 South Main Street
               Mocksville, North Carolina 27028


Item 2(c).     Citizenship or Place of Organization:
---------      ------------------------------------

               North Carolina


Item 2(d).     Title of Class of Securities:
---------      ----------------------------

               Common Stock, no par value


Item 2(e).     CUSIP Number:
---------      ------------

               861747 10 3


Item 3.        Statement is Filed Pursuant to Rule 13d-1(b):
------         --------------------------------------------

               (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974.



                               Page 3 of 5 Pages

Item 4.   Ownership:
-------   ----------
          (a) Amount Beneficially Owned:     130,400 shares

          (b) Percent of Class:  7.145%

          (c) Number of shares as to which such person has:

              (i) sole power to vote or to direct the vote:     130,400

             (ii) shared power to vote or to direct the vote:      0

            (iii) sole power to dispose or to direct the disposition of: 130,400

             (iv) shared power to dispose or to direct the disposition of: 0

Item 5.   Ownership of Five Percent or Less of a Class:
------    --------------------------------------------

          Not applicable


Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:
------    ---------------------------------------------------------------

          Not applicable


Item 7.   Identification and Classification of the Subsidiary Which Acquired the
------    ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company:
          --------------------------------------------------------

          Not applicable


Item 8.   Identification and Classification of Members of the Group:
------    ---------------------------------------------------------

          Not applicable


Item 9.   Notice of Dissolution of Group:
------    ------------------------------

          Not applicable



                               Page 4 of 5 Pages

Item 10.  Certification:
-------   -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 10, 1997                    /s/ George W. Martin
                                              ----------------------------------
                                              George W. Martin, not individually
                                              but solely as trustee under that
                                              certain Mocksville Savings Bank,
                                              Inc., SSB Employee Stock Ownership
                                              Trust effective as of January 1,
                                              1996 by and between the above
                                              signed and Mocksville Savings
                                              Bank, Inc., SSB


                                              /s/ J. Roy Harris
                                              ----------------------------------
                                              J. Roy Harris, not individually
                                              but solely as trustee under that
                                              certain Mocksville Savings Bank,
                                              Inc., SSB Employee Stock Ownership
                                              Trust effective as of January 1,
                                              1996 by and between the above
                                              signed and Mocksville Savings
                                              Bank, Inc., SSB


                                              /s/ Robert B. Hall
                                              ----------------------------------
                                              Robert B. Hall, not individually
                                              but solely as trustee under that
                                              certain Mocksville Savings Bank,
                                              Inc., SSB Employee Stock Ownership
                                              Trust effective as of January 1,
                                              1996 by and between the above
                                              signed and Mocksville Savings
                                              Bank, Inc., SSB


                               Page 5 of 5 Pages